Exhibit 10.2
EXECUTIVE RETIREMENT PLAN
RETENTION AWARD AGREEMENT
     THIS EXECUTIVE RETIREMENT PLAN RETENTION AWARD AGREEMENT (this “Agreement”) between The Scotts Company LLC (the “Company”) and ____________ (the “Participant”) is made pursuant and subject to the provisions of the Company’s Executive Retirement Plan, as amended (the “Plan”). Each capitalized term that is used in this Agreement and that is not defined in this Agreement has the same meaning as the definition set forth in the Plan.
     1. Retention Award Account Credit. Pursuant to the Plan, the Company, on November ___, 2008 (the “Award Date”), allocated One Million Dollars ($1,000,000) to the Participant’s Retention Award Account.
     2. Earnings Benchmarks. The Participant’s Retention Award Account shall be credited or debited with Additions in accordance with the Plan based on the Investment Funds that the Participant selects, in accordance with the terms of the Plan, as earnings benchmarks for the Retention Award Account.
     3. Vesting. Subject to the provisions of paragraphs 3(e) and 3(f), the Participant’s interest in the Retention Award Account shall be vested and nonforfeitable (“Vested”) as provided in the following paragraphs 3(a), 3(b), 3(c), and 3(d):
          (a) Continued Service. The Participant’s interest in the Retention Award Account shall be one hundred percent (100%) Vested on the third anniversary of the Award Date provided the Participant does not have a Separation from Service (as defined in paragraph 5) after the Award Date and before the third anniversary of the Award Date.
          (b) Change of Control. The Participant’s interest in the Retention Award Account shall be one hundred percent (100%) Vested on the date the Participant has a Separation from Service if (i) there is a Change of Control (as defined in paragraph 5) before the third anniversary of the Award Date, (ii) the Participant does not have a Separation from Service after the Award Date and before the Change of Control, and (iii) the Participant has a Separation from Service after the Change of Control on account of a termination by the Company or an Affiliate (as defined in paragraph 5) without Cause or on account of the resignation of the Participant with Good Reason. For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the same meanings as the definitions set forth in the _________, 200_, Employment Agreement between the Company and the Participant (the “Employment Agreement”).
          (c) Death, Disability or Retirement. The Participant shall be Vested in a pro rata amount of the Retention Award Account on the date the Participant has a Separation from Service if (i) the Participant has a Separation from Service before the third anniversary of the Award Date on account of the Participant’s death, Disability or Retirement and (ii) the Participant does not have a Separation from Service after the Award Date and before the date of the Separation from Service on account of death, Disability or Retirement. In that event, the pro rata amount of the Retention Award Account that is Vested shall be determined by multiplying the balance credited to the Retention Award Account on the date of such Separation from Service by a fraction, the numerator of which is the number of whole calendar months elapsed from the Award Date until the date of such Separation from Service and the denominator of which is thirty-six (36). For purposes of this Agreement, the term “Retirement” means the Participant’s voluntary Separation from Service after the Participant has attained age sixty-two (62) or after the Participant has attained age fifty-five (55) and completed at least one hundred twenty (120) months of employment with the Company and its Affiliates since the Participant’s most recent date of employment with the Company or an Affiliate. For purposes of this Agreement, the term “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Company or its Affiliates.
          (d) Nonrenewal of Employment Agreement. The Participant shall be Vested in a pro rata amount of the Retention Award Account on the date the Participant has a Separation from Service if (i) the Employment Agreement terminates before the third anniversary of the Award Date because the Company gives written notice of its decision not to renew or extend the term of the Employment Agreement, (ii) the Participant does not have a Separation from Service after the Award Date and before the expiration of the term of the Employment Agreement and (iii) such Separation from Service occurs after the expiration of the term of the Employment Agreement and on account of a termination by the Company or an Affiliate without Cause or on account of the resignation of the Participant with Good Reason. (For the avoidance of doubt, the terms “Cause” and “Good Reason” shall have the same meanings as the definitions set forth in the Employment Agreement without regard to the expiration of the term of the Employment Agreement.) In that event, the pro rata amount of the Retention Award Account that is Vested shall be determined by multiplying the balance credited to the Retention Award Account on the date of such Separation from Service by a fraction, the numerator of which is the number of whole calendar months elapsed from the Award Date until the date of such Separation from Service and the denominator of which is thirty-six (36).
          (e) Forfeiture. Notwithstanding the preceding paragraphs 3(a), 3(b), 3(c), and 3(d) and notwithstanding any provision of the Plan, the Participant’s interest in the Retention Award Account shall be forfeited (and no amount shall be payable under the Plan with respect to the Retention Award Account) if the Participant has a Separation from Service on account of a termination by the Company or an Affiliate with Cause, or if the Participant, without the Company’s written consent, does any of the following within 180 days before and 730 days after a Separation from Service:
               (i) The Participant serves (or agrees to serve) as an officer, director, manager, consultant, or employee of any proprietorship, partnership, corporation, or other entity, or becomes the owner of a business or a member of a partnership, limited liability company, or other entity, that competes with any portion of the Company’s (or any Affiliate’s) business with which the Participant had been involved at any time within five years before the Separation from Service or renders any service (including, without limitation, advertising or business consulting)

to one or more entities that compete with any portion of the Company’s (or any Affiliate’s) business with which the Participant had been involved at any time within five years before such Separation from Service;
               (ii) The Participant refuses or fails to consult with, supply information to, or otherwise cooperate with the Company or any Affiliate after having been requested to do so;
               (iii) The Participant deliberately engages in any action that the Company concludes has caused, or is reasonably likely to cause, substantial harm to the interests of the Company or any Affiliate;
               (iv) The Participant, on behalf of the Participant or on behalf of any other person, partnership, association, corporation, limited liability company, or other entity, solicits or in any manner attempts to influence or induce any employee of the Company or any Affiliate to leave the Company’s or any Affiliate’s employment, or uses or discloses to any person, partnership, association, corporation, limited liability company, or other entity any information obtained while an employee of the Company or any Affiliate concerning the names and addresses of the Company’s or any Affiliate’s employees;
               (v) The Participant discloses confidential and proprietary information relating to the Company’s or any Affiliate’s business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, and other information concerning the Company’s or any Affiliate’s products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits, and other types of information considered by the Company or any Affiliate to be proprietary and confidential and in the nature of Trade Secrets;
               (vi) The Participant fails to return all property (other than the Participant’s personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae, or any other tangible property or document, and any and all copies, duplicates, or reproductions that the Participant produced or received or that otherwise were submitted to the Participant in the course of the Participant’s employment with the Company or any Affiliate; or
               (vii) The Participant engages in conduct that the Company reasonably concludes would have given rise to a termination with Cause had it been discovered before the Participant’s Separation from Service.
          (f) Repayment Obligation. Notwithstanding paragraphs 3(a), 3(b), 3(c), and 3(d) and notwithstanding any provision of the Plan, if the Participant’s interest in the Retention Award Account is forfeited pursuant to paragraph 3(e), the Participant shall be liable to the Company for the repayment of any amount previously distributed to the Participant from the Retention Award Account. The Participant must repay any such amount to the Company in a single cash payment within ten (10) days of the Participant’s receipt of a written demand for repayment.

Except as provided in paragraphs 3(a), 3(b), 3(c), and 3(d) (but subject to paragraphs 3(e) and 3(f)), the Participant’s interest in the Retention Award Account shall be forfeited (and no amount shall be payable under the Plan with respect to the Retention Award Account), on the date that the Participant has a Separation from Service.
     4. Distributions. The Retention Award Account, to the extent Vested, shall be distributed as follows:
          (a) Scheduled Distributions.
               (i) One-fourth (1/4th) of the Vested Retention Award Account balance shall be distributed to the Participant in a single sum on the third anniversary of the Award Date.
               (ii) One-third (1/3rd) of the remaining Vested Retention Award Account balance shall be distributed to the Participant in a single sum on the fourth anniversary of the Award Date.
               (iii) The remaining Vested Retention Award Account balance shall be distributed to the Participant in accordance with the Retention Award Distribution Election Form (the “Election Form”) executed by the Participant. In accordance with the Election Form, the remaining Vested Retention Award Account balance shall be paid in a single sum on (A) the fifth anniversary of the Award Date or (B) upon the latest to occur of (x) the fifth anniversary of the Award Date, (y) the date on which the Participant has a Separation from Service, or (z) a specified date (which shall not be later than the date the Participant attains age sixty-five (65)).
If a distribution is payable under this paragraph 4(a) on a specified date, the distribution shall be made on that date or within ninety (90) days after that date. If a distribution is payable under clause (iii)(B) of this paragraph 4(a) on account of the Participant’s Separation from Service, the payment shall be made within ninety (90) days after the date that is six months after the Separation from Service.
          (b) Separation After Change of Control. Paragraph 4(a) to the contrary notwithstanding, the entire Vested Retention Award Account balance shall be distributed to the Participant in a single sum within ninety (90) days after the date that is six months after the Participant has a Separation from Service if the Separation from Service occurs after a Change of Control and before the second anniversary of the Change of Control.
          (c) Participant’s Death. If any portion of the Vested Retention Award Account balance has not been distributed to the Participant on the date of the Participant’s death, the remaining Vested Retention Award Account balance shall be distributed to the Participant’s Beneficiary in a single sum as soon as practicable (but in any event within ninety (90) days) after the Participant’s death.
Distributions shall be paid in cash to the extent that the Vested Retention Award Account is benchmarked against one or more Outside Investment Funds. To the extent that the Vested

Retention Award Account is benchmarked against the Company Stock Fund, distributions shall be in the greatest whole number of common shares of The Scotts Miracle-Gro Company which can be distributed based on the amount of the Vested Retention Award Account benchmarked against the Company Stock Fund (after any applicable withholding), plus cash for any fractional share.
     5. Other Definitions. For purposes of this Agreement, the following terms have the meanings provided below:
          (a) Affiliate. “Affiliate” means any business organization or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, control (including the terms controlling, controlled by, and under common control with) includes the possession, direct or indirect, of the power to vote 50% or more of the voting equity securities, membership interests or other voting interests, or to direct or cause the direction of the management and policies of, such business organization or other legal entity, whether through the ownership of equity securities, membership interests, or other voting interests, by contract, or otherwise.
          (b) Board. “Board” means the Board of Directors of the Corporation.
          (c) Change of Control. “Change of Control” means the occurrence of any of the following:
               (i) Board Composition. Individuals who, as of July 1, 2008, constitute the Board (the “Incumbent Board”) cease, within a 12-month period, for any reason (other than death) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose appointment, election, or nomination for election by the Corporation’s shareholders, was endorsed by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or
               (ii) Stock Acquisition. (A) One or more acquisitions, by any individual, entity or group (within the meanings of Treas. Reg. §§ 1.409A-3(i)(5)(v)(B) and (vi)(D)) (a “Person”), of 30% or more of the then outstanding voting securities of the Corporation (the “Outstanding Voting Securities”), during any 12-month period ending on the date of the most recent acquisition by that Person; or (B) an acquisition that results in ownership by a Person of either (y) shares representing more than 50% of the total fair market value of the Corporation’s then outstanding stock (the “Outstanding Stock”) or (z) shares representing more than 50% of the then Outstanding Voting Securities; provided, however, that for purposes of this clause 5(c)(ii), the following acquisitions of shares of the Corporation shall not be taken into account in the determination of whether a Change of Control has occurred: (1) any acquisition directly from the Corporation; (2) any cash acquisition by the Corporation or an Affiliate; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an Affiliate; (4) an acquisition by a Person that prior to the acquisition had already acquired more shares than necessary to satisfy the applicable 30% or 50% threshold; or

(5) any acquisition by the Hagedorn Partnership, L.P. or any party related to the Hagedorn Partnership, L.P., as determined by the Committee.
               (iii) Business Combination. Consummation of a reorganization, merger, or consolidation of the Corporation (a “Business Combination”), in each case, that results in either a change in ownership contemplated in subparagraph (B) of clause 5(c)(ii) above or a change in the Incumbent Board contemplated by clause 5(c)(i) above; or
               (iv) Sale or Disposition of Assets. One or more Persons acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) assets from the Corporation that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Corporation (without regard to liabilities of the Corporation or associated with such assets) immediately before such acquisition or acquisitions; provided that such sale or disposition is not to:
                    (A) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to the Corporation’s Outstanding Stock;
                    (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;
                    (C) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the Outstanding Stock of the Corporation; or
                    (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (iv)(C) above.
Except as otherwise specifically provided in clause 5(iv)(A) above, a Person’s status is determined immediately after the transfer.
          (d) Committee. “Committee” means the Compensation and Organization Committee of the Corporation’s Board of Directors.
          (e) Corporation. “Corporation” means The Scotts Miracle-Gro Company.
          (f) Separation from Service. “Separation from Service” means the Participant’s termination of employment with the Company and its Affiliates for any reason. A termination of employment will occur when the Participant and the Company and its Affiliates reasonably anticipate that (i) no further services will be performed by the Participant after a certain date, or (ii) the level of bona fide services which the Participant is expected to perform for the Company and its Affiliates, as an employee or otherwise, as of a certain date is expected to permanently decrease to a level equal to twenty (20) percent or less of the average level of services performed by the Participant during the immediately preceding thirty-six (36) month period (or the Participant’s entire period of service if less than thirty-six (36) months). Further, for purposes of this Agreement, a termination of employment is deemed to occur on the first date following six months after a Participant is first on a military leave, sick leave, or other bona fide leave of absence. Such six month period may be extended if the Participant retains a right to reemployment with the Company or its Affiliates under applicable statute or contract. Notwithstanding the foregoing, where a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment with the Company or its Affiliates, a twenty-nine (29) month period of absence may be substituted for such six month period. Whether there has been a termination of employment will be determined by the Committee or any delegate of the Committee, taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in IRC Regulation Section 1.409-1(h).
     6. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Award Date and the provisions of this Agreement, the provisions of the Plan shall govern.
     7. Participant Bound by Plan. The Participant acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all of the terms and provisions thereof.
     8. No Right to Continued Service. This Agreement does not confer upon the Participant any right with respect to continuance of employment or service with the Company or an Affiliate; nor shall it interfere with the right of the Company or an Affiliate to terminate the Participant’s employment or service with or without Cause at any time.
     9. Binding Effect. Subject to the terms and conditions stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
     10. Entire Agreement. This Agreement and the Plan set forth all of the terms and conditions of the Retention Award.

     IN WITNESS WHEREOF, the Participant has signed this Agreement and the Company has caused this Agreement to be signed by its duly authorized officer.

THE SCOTTS COMPANY LLC

By

Title:

Date:

[NAME OF PARTICIPANT]

Date: